EXHIBIT 10.5
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective as of the 16th day of April, 2026 (the “Effective Date”), by and just between Energy Fuels Resources (USA) Inc., a Delaware corporation (“EFRI”), Energy Fuels Inc., an Ontario corporation (“EFI”) (EFRI and EFI are collectively referred to herein as the “Company”) and Ross R. Bhappu (“Employee”). In this Agreement, Employee and the Company are referred to jointly and collectively as the “Parties,” and generally and singularly as a “Party.”
In consideration of the promises and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:
ARTICLE 1
EMPLOYMENT, REPORTING AND DUTIES
1.1Employment. The Company hereby employs and engages the services of Employee to serve as President and Chief Executive Officer, and Employee agrees to diligently and competently serve as and perform the functions of President and Chief Executive Officer for the compensation and benefits stated herein. A copy of Employee’s current job description is attached hereto as Exhibit A, and Company and Employee agree and acknowledge that, subject to Section 4.2(b), Company retains the right to reasonably add to, or remove, duties and responsibilities set forth in that job description as business or other operating reasons may arise for changes to occur. It is understood that, as President, Employee will be appointed an officer of EFI and EFRI under this Agreement, but that Employee’s direct employment relationship will be as an employee of EFRI.
1.2Full-time Service. Excluding any periods of vacation and sick leave to which Employee may be entitled, Employee agrees to devote Employee’s full time and energies to the responsibilities with the Company and shall not, during the Term of this Agreement (defined in Article 3 below), be engaged in any business activity which would interfere with or prevent Employee from carrying out Employee’s duties under this Agreement. Notwithstanding the foregoing, Employee shall be entitled to seek and maintain one non-executive, non-chair directorship with a publicly traded company that does not compete directly or indirectly with the Company in any of the Company’s primary business lines, in addition to directorships on private family holding companies or on any company where Employee is requested by the Company to seek or maintain a directorship.
ARTICLE 2
COMPENSATION AND RELATED ITEMS
1.1Compensation. As compensation and consideration for the services to be rendered by Employee under this Agreement, the Company agrees to pay Employee and Employee agrees to accept:
(a)Base Salary and Benefits. A base salary (“Base Salary”) of $600,000 per annum, less applicable withholdings, which shall be paid in accordance with the Company’s standard payroll practices. Employee’s Base Salary may be increased from time to time (but not decreased, including after any increase, without Employee’s written consent), at the discretion of the Company, and after any such change, Employee’s new level of Base Salary shall be Employee’s Base Salary for purposes of this Agreement until the effective date of any subsequent change. Employee also shall receive benefits such as health insurance, vacation and other benefits consistent with the then applicable Company benefit plans to the same extent as other employees of the Company with similar positions or levels. Employee understands and agrees that, subject to Sections 2.1(b) and (c) below, the Company’s benefit plans may, from time to time, be modified or eliminated at Company’s discretion.
(b)Cash Bonus. A cash bonus opportunity (the “Cash Bonus”) during each calendar year with a target (the “Target Cash Bonus”) equal to eighty-five percent (85%) (the “Target Cash Bonus Percentage”) of Employee’s Base Salary for the year in which the cash bonus is paid, prorated for any partial year, such cash bonus to be paid in accordance with the Company’s existing Short Term Incentive Plan, as such plan may be amended or replaced from time to time, or the equivalent (the “STIP”). Pursuant to the terms of the STIP, each annual Cash Bonus shall be payable based on the achievement of performance goals and may be higher or lower than the Target Cash Bonus based on achievement of those goals, as determined by the Company in its sole discretion. For each calendar year during the term of this Agreement, the Board (or the Compensation Committee) of EFI will determine and will establish in writing (i) the applicable STIP performance goals, which shall be reasonably achievable and if achieved would result in payment of the Target Cash Bonus, (ii) the percentage of annual Base Salary to be payable to Employee if some lesser or greater percentage of the annual STIP performance goals are achieved, and (iii) such other applicable terms and conditions of the STIP necessary to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), as amended.
(c)Equity Award. An equity award opportunity (the “Equity Award”) during each calendar year with a target value (the “Target Equity Award”) equal to one hundred and twenty percent (120%) (the “Target Equity Award Percentage”) of Employee’s Base Salary for the year in which the award is granted, such equity award to be awarded in accordance with the Company’s existing Long Term Incentive Plan, as such plan may be amended or replaced from time to time, or the equivalent (the “LTIP”). Pursuant to the terms of the LTIP, each annual equity award shall be made based on the achievement of performance goals, as determined by the Company in its sole discretion, and may be higher or lower than the Target Equity Award based on achievement of those goals. For each calendar year during the term of this Agreement, the Board (or the Compensation Committee) of EFI will determine and will establish in writing (i) the applicable LTIP performance goals, which shall be reasonably achievable and if achieved would result in payment of the Target Equity Award, (ii) the percentage of annual Base Salary value to be awarded in equity to Employee if some lesser or greater percentage of the annual LTIP performance goals are achieved, and (iii) such other applicable terms and conditions of the LTIP necessary to satisfy the requirements of Section 409A.
1.2Expenses. The Company agrees that Employee shall be allowed reasonable and necessary business expenses in connection with the performance of Employee’s duties within the policies and guidelines established by the Company as in effect at any time with respect to its employees (“Business Expenses”), including, but not limited to, reasonable and necessary expenses for food, travel, lodging, entertainment and other items in the promotion of the Company within such policies and guidelines. The Company shall promptly reimburse Employee for all reasonable Business Expenses incurred by Employee upon Employee’s presentation to the Company of an itemized account thereof, together with receipts, vouchers, or other supporting documentation, subject to Company policies and guidelines for expense reimbursement.
1.3Vacation. Employee will be entitled to five weeks of paid vacation each year (which includes all sick leave), in addition to the 10 paid holidays each year. Carryover from one year to the next will be as per the Company’s paid leave policy and applicable law.
1.4Use of Company Vehicle. Employee will be provided the full-time use of a suitable vehicle for travel between the Lakewood office and home as well as for business travel to field sites as required, or the equivalent. Any personal use of the Company vehicle by Employee that is considered taxable income to Employee shall be subject to withholding, unless otherwise determined by the Company. Employee shall document any personal use of the Company vehicle and shall periodically provide such documentation to the Company, as may be requested by the Company.
ARTICLE 3
TERM AND TERMINATION
1.1Term. Employee’s employment under this Agreement shall commence on the Effective Date and will end on the date (the “Initial Expiration Date”) that is the second anniversary of the Effective Date, unless terminated sooner under the provisions of this Article, or extended under the terms of this Section. If neither Company nor Employee provides written notice of intent not to renew this Agreement by one-hundred eighty (180) days prior to the Initial Expiration Date, this Agreement shall be automatically renewed for twelve (12) additional months, and if neither Company nor Employee provides written notice of intent not to renew this Agreement prior to one-hundred eighty (180) days before the end of such additional 12-month period, this Agreement shall continue to be automatically renewed for successive additional 12-month periods until such time either Company or Employee provides written notice of intent not to renew prior to one hundred eighty (180) days before the end of any such renewal period. The period of time beginning on the Effective Date and ending with the termination of this Agreement is referred to in this Agreement as the “Term” of the Agreement.
1.2Termination of Employment. Except as may otherwise be provided herein, Employee’s employment under this Agreement will terminate upon the occurrence of any of the following:
(a)Notice by the Company. The termination date specified in a written notice of termination that is given by the Company to Employee;
(b)Notice by Employee. Thirty (30) days after written notice of termination is given by Employee to the Company;
(c)Death or Disability. Employee’s death or, at the Company’s option, upon Employee’s becoming Disabled as that term is defined in this Agreement;
(d)Deemed Termination Without Just Cause upon a Change of Control. A deemed termination without Just Cause under Section 4.1(a) upon the occurrence of a Change of Control; or
(e)Notice Not to Renew. If the Company or Employee gives the other a notice not to renew this Agreement under Section 3.1, employment under this Agreement shall terminate at the close of business at the end of the Initial Expiration Date or at the end of the 12-month renewal period in which timely notice not to renew was given, as the case may be. A notice by the Company not to renew shall be considered a notice of termination, resulting in the Company terminating Employee’s employment under this Agreement.
Any notice of termination given by the Company to Employee under Section 3.2(a) or (e) above shall specify whether such termination is with or without Just Cause as defined in Section 3.4. Any notice of termination given by Employee to the Company under Section 3.2(b) above shall specify whether such termination is made with or without Good Reason as defined in Section 4.2(b).

1.3Obligations of the Company Upon Termination.
(a)With Just Cause/Without Good Reason/Due to Non-Renewal. If the Company terminates Employee’s employment under this Agreement with Just Cause as defined in Section 3.4, or if Employee terminates his employment without Good Reason as defined in Section 4.2(b), or in connection with a non-renewal of this Agreement pursuant to timely notice provided under Section 3.1, in each case whether before or after a Change of Control or in the absence of any Change in Control as defined in Section 4.2(a), then Employee’s employment with the Company shall terminate without further obligation by the Company to Employee, other than payment of all accrued obligations (“Accrued Obligations”), including outstanding Base Salary, accrued and unused vacation pay and any other cash benefits accrued up to and including the date of termination. That payment shall be made in one lump sum, less required withholdings, within ten (10) working days after the effective date of such termination. Employee will have up to the earlier of: (A) ninety (90) days from the effective date of termination of Employee’s employment; or (B) the date on which the exercise period of the particular stock option expires, to exercise only that portion of the stock options previously granted to Employee that have not been exercised, but which have vested, and thereafter Employee’s stock options will expire, and Employee will have no further right to exercise the stock options. Any stock options held by Employee that are not yet vested at the termination date immediately expire and are cancelled and forfeited to the Company on the termination date. Any Restricted Stock Units (“RSUs”) held by Employee that have vested on or before the termination date shall be paid (or the shares issuable thereunder issued) to Employee. Any RSUs held by Employee that are not vested on or before the termination date will be immediately cancelled and forfeited to the Company on the termination date. The rights of Employee upon termination in respect of any Stock Appreciation Rights (“SARs”) or other awards granted to Employee under any of the Company’s equity compensation plans shall be as set forth in such plans or in the award agreement for any such awards, as applicable. Notwithstanding the foregoing, on retirement, Employee will have up to the earlier of: (A) one hundred and eighty (180) days from the effective date of retirement; or (B) the date on which the exercise period of the particular stock option expires, to exercise only that portion of the stock options previously granted to Employee that have not been exercised, but which have vested, and thereafter Employee’s stock options will expire and Employee will have no further right to exercise the stock options.
(b)With Good Reason/Without Just Cause/Disabled/Death. If Employee terminates Employee’s employment under this Agreement for Good Reason as defined in Section 4.2(b), or if the Company terminates Employee’s employment without Just Cause as defined in Section 3.4, or if the Company terminates Employee’s employment by reason of Employee becoming Disabled as defined in Section 3.5, or if Employee dies (in which case the date of Employee’s death shall be considered his date of termination of the Agreement), in any case whether before or after a Change of Control as defined in Section 4.2(a), or if there is a deemed termination without Just Cause upon a Change of Control or in the absence of any Change of Control as contemplated by Section 4.1(a), then Employee’s employment with the Company shall terminate, as of the effective date of the termination, and in lieu of any other severance benefit that would otherwise be payable to Employee:
(i)the Company shall pay the following amounts to Employee (or, in the case of termination by reason of Employee becoming Disabled or upon the death of Employee, to Employee’s legal representative or estate, as applicable) after the effective date of such termination or in a manner and at such later time as specified by Employee (or Employee’s legal representative or estate), and agreed to by the Company, subject to being in compliance with Section 409A:
(A)all Accrued Obligations, less required withholdings, up to and including the date of termination, to be paid on the date of termination of employment, or within no more than five (5) working days thereafter, and the Company will reimburse the Employee for all proper expenses incurred by the Employee in discharging his responsibilities to the Company prior to the effective date of termination of the Employee’s employment in accordance with Section 2.2 above (except that, in the event that the termination of employment under this Agreement results from Employee’s death, the Company shall pay all Accrued Obligations and reimbursements for business expenses on or before the payday scheduled for the pay period in which Employee died); and
(B)an amount in cash equal to two (2.0) however, in the case of termination following a Change of Control, an amount in cash equal to two and ninety-nine one hundredths (2.99) (the “Severance Factor”) times the sum of Employee’s Base Salary and Target Cash Bonus for the full year in which the date of termination occurs, less required withholdings, such amount to be paid within thirty (30) calendar days after the date Employee (or, if the reason for the termination is Employee’s death or Disability, the legal representative of Employee’s estate or Employee) signs the Release contemplated by Section 3.7;
(ii)Employee or Employee’s legal representative, or Employee’s estate will have up to the earlier of: (A) ninety (90) days from the effective date of termination of Employee’s employment for all cases other than the death of Employee and twelve (12) months from the effective date of termination of Employee’s employment in the case of death of Employee; or (B) the date on which the exercise period of the particular stock option expires, to exercise only that portion of the stock options previously granted to Employee that have not been exercised, but which have vested, and thereafter Employee’s stock options will expire and Employee or his legal representative or estate will have no further right to exercise the stock options. Subject to Section 4.1(c), any stock options held by Employee that are not yet vested at the termination date immediately expire and are cancelled and forfeited to the Company on the termination date. Any RSUs held by Employee that have vested on or before the termination date shall be paid (or the shares issuable thereunder issued) to Employee or his legal representative or estate as applicable. Subject to Section 4.1(c), any RSUs held by Employee that are not vested on or before the termination date will be immediately cancelled and forfeited to the Company on the termination date. Subject to Section 4.1(c), the rights of Employee or his legal representative or estate as applicable upon termination in respect of any SARs or other awards granted to Employee under any of the Company’s equity compensation plans shall be as set forth in such plans or in the award agreement for any such awards, as applicable;
(iii)Upon termination, Employee and Employee’s dependents may be eligible for continuation coverage of health insurance under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”). The Company (or its Successor, as defined in Section 4.1(a)) agrees to reimburse Employee for the full cost of the COBRA continuation rate charged for employee and dependent coverage, through the EFRI Health and Welfare Plan on a monthly basis, for a period of months equal to twelve (12) times the Severance Factor (the “Coverage Period”). Employee and his dependents may, at their choosing, enroll in the COBRA continuation plan through EFRI for the period of time permitted under COBRA following Employee’s termination month or, if they choose, they may enroll in a separate plan of their choosing, by using the reimbursement to enroll in medical and prescription insurance of their choosing. The reimbursement will be to Employee directly and will be grossed up so that there is no negative tax impact to Employee or his dependents for coverage of the premiums charged by the insurance carriers for the COBRA continuation coverage for the current month of reimbursement. The reimbursed cost of COBRA coverage will be indexed annually and will match the rate charged for any month of coverage available by the insurance carrier for Medical, Dental, and Optical coverage through EFRI for employee and spouse coverage. Both Employee and his dependents will have the option of purchasing a medical plan separate from the plan offered by EFRI. For the avoidance of doubt, if Employee’s employment ends after Employee becomes eligible for Medicare and Employee elects coverage through Medicare, Employee’s dependents may still elect COBRA coverage through EFRI’s plans for the period and in the manner permitted under COBRA, provided that COBRA, as then amended, permits such continuation; and
(iv)Nothing herein shall preclude the Company from granting additional severance benefits to Employee upon termination of employment.
Notwithstanding the foregoing, in the case of Disability, any Base Salary payable to Employee during the one hundred and eighty (180) day period of disability will be reduced by the amount of any disability benefits Employee receives or is entitled to receive as a result of any disability insurance policies for which the Company has paid the premiums.
(c)Section 280G. Notwithstanding any other provisions of this Agreement, or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Employee or for Employee’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and would, but for this Section 3.3(c) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the following shall apply:
(i)If the Covered Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes payable by Employee on the amount of the Covered Payments which are in excess of three times Employee’s “base amount” within the meaning of Section 280(G) of the Code less one dollar (the “Threshold Amount”), are greater than or equal to the Threshold Amount, Employee shall be entitled to the full benefits payable under this Agreement; and
(ii)If the Threshold Amount is less than (1) the Covered Payments, but greater than (2) the Covered Payments reduced by the sum of (x) the Excise Tax and (y) the total of the Federal, state, and local income and employment taxes on the amount of the Covered Payments which are in excess of the Threshold Amount, then the Covered Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Covered Payments shall not exceed the Threshold Amount. In such event, the Covered Payments shall be reduced in the following order: (A) cash payments not subject to Section 409A; (B) cash payments subject to Section 409A; (C) equity-based payments and acceleration; and (D) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.
The determination as to which of the alternative provisions of Section 3.3(c)(ii) shall apply to Employee shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Employee within 15 business days of the date of termination, if applicable, or at such earlier time as is reasonably requested by the Company or Employee. For purposes of determining which of the alternative provisions of Section 3.3(c)(ii) shall apply, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Employee’s residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and Employee.
1.4Definition of Just Cause. As used in this Agreement, the term “Just Cause” will mean any one or more of the following events:
(a)theft, fraud, dishonesty, or misappropriation by Employee involving the property, business or affairs of the Company or the discharge of Employee’s responsibilities or the exercise of his authority;
(b)willful misconduct or the willful failure by Employee to properly discharge his responsibilities or to adhere to the policies of the Company;
(c)Employee’s gross negligence in the discharge of his responsibilities or involving the property, business or affairs of the Company to the material detriment of the Company;
(d)Employee’s conviction of a criminal or other statutory offence that constitutes a felony, or which has a potential sentence of imprisonment greater than six (6) months or Employee’s conviction of a criminal or other statutory offense involving, in the sole discretion of the Board of Directors of EFI, moral turpitude;
(e)Employee’s material breach of a fiduciary duty owed to the Company;
(f)any material breach by Employee of the covenants contained in the Confidentiality and Non-Solicitation Agreement between Employee and EFRI or Employee’s failure to enter into a Confidentiality and Non-Solicitation Agreement as required by and within the time provided in Article 5 below;
(g)Employee’s unreasonable refusal to follow the lawful written direction of the Board of Directors of EFI on any material matter;
(h)any conduct of Employee which, in the reasonable opinion of the Board of Directors of EFI, is materially detrimental or embarrassing to the Company; or
(i)any other conduct by Employee that would constitute “just cause” as that term is defined at law.
Except to the extent explicitly provided in Section 5.1, the Company must provide written notice to Employee prior to termination for Just Cause pursuant to Section 3.4(c), (f), (g), (h), or (i) and provide Employee the opportunity to correct and cure the failure within thirty (30) calendar days from the receipt of such notice. If the parties disagree as to whether the Company had Just Cause to terminate the Employee’s employment, the dispute will be submitted to binding arbitration pursuant to Section 8.10 below.
1.5Definition of Disabled. As used herein, “Disabled” shall mean a mental or physical impairment which, in the reasonable opinion of a qualified doctor selected by mutual agreement of the Company and Employee acting reasonably, renders Employee unable, with or without reasonable accommodation, to perform with reasonable diligence one or more of the essential functions and duties of Employee’s position on a full-time basis and in accordance with the terms of this Agreement, which inability continues for a period of not less than one hundred eighty (180) consecutive days. The providing of service to the Company for up to two (2) three

(3) day periods during the one hundred eighty (180) day period of disability will not affect the determination as to whether Employee is Disabled and will not restart the one hundred and eighty (180) day period of disability. If any dispute arises between the parties as to whether Employee is Disabled, Employee will submit to an examination by a physician selected by the mutual agreement of the Company and Employee acting reasonably, at the Company’s expense. The decision of the physician will be certified in writing to the Company, will be sent by the physician to Employee or Employee’s legally authorized representative, and will be conclusive for the purposes of determining whether Employee is Disabled. If Employee fails to submit to a medical examination within twenty (20) days after the Company’s request, Employee will be deemed to have voluntarily terminated his employment without Good Reason under this Agreement.
1.6Return of Materials; Confidential Information. In connection with Employee’s separation from employment for any reason, Employee shall return any and all property belonging to the Company, and all material of whatever type containing “Confidential Information” as defined in the Confidentiality and Non-Solicitation Agreement between Employee and EFRI, including, but not limited to, any and all documents, whether in paper or electronic form, which contain Confidential Information, any customer information, production information, manufacturing-related information, pricing information, files, memoranda, reports, pass codes/access cards, training or other reference manuals, Company vehicle, telephone, gas cards or other Company credit cards, keys, computers, laptops, including any computer disks, software, facsimile machines, memory devices, printers, telephones, pagers or the like. Additionally, during employment and following separation from employment, Employee will cooperate with the Company by providing information known to Employee but not reduced to tangible record regarding the Company’s business and operations including, but not limited to, passwords, log-in credentials, and other Company information known to Employee and not reduced to a tangible record.
1.7Delivery of Release. Within ten (10) working days after termination of Employee’s employment, and as a condition for receipt of payments set forth in Section 3.3(b)(i)(B), 3.3(b)(iii) and 4.1(a), the Company shall provide to Employee, or Employee’s legal representative (if Employee is Disabled and has a legal representative) or Employee’s estate (if Employee is deceased), a form of written release, which form shall be satisfactory to the Company and generally consistent with the form of release used by the Company prior to such termination of employment (the “Release”) and which shall provide a full release of all claims against the Company and its corporate affiliates, except where Employee has been named as a defendant in a legal action arising out of the performance of Employee’s responsibilities in which case the Release will exempt any claims which Employee or his legal representative or estate may have for indemnity by the Company with respect to any such legal action. As a condition to the obligation of the Company to make the payments provided for in such Sections. Employee, Employee’s legal representative (if Employee is Disabled and has a legal representative), or Employee’s estate (if Employee is deceased), shall execute and deliver the Release to the Company within the time periods provided for in said release.
ARTICLE 4
CHANGE OF CONTROL
1.1Effect of Change of Control. In the event of a Change of Control of EFI during the Term of this Agreement, the following provisions shall apply:
(a)If upon the Change of Control:

(i)Employee is not retained by EFI or its successor (whether direct or indirect, by purchase of assets, merger, consolidation, exchange of securities, amalgamation, arrangement or otherwise) to all or substantially all of the business and/or assets of EFI (the “Successor”) on the same terms and conditions as are set out in this Agreement and in circumstances that would not constitute Good Reason (where Good Reason is determined by reference to Employee’s employment status prior to the Change of Control and prior to any other event that could constitute Good Reason); and/or
(ii)any Successor does not, by agreement in form and substance satisfactory to Employee, expressly assume and agree to perform this Agreement in the same manner and to the same extent that EFI would be required to perform it if no such succession had taken place, then Employee’s employment under this Agreement shall be deemed to be terminated without Just Cause upon such Change of Control and shall be entitled to the compensation and all other rights specified in Article 3 in the same amount and on the same terms as if terminated without Just Cause under Section 3.2(a), subject to the additional rights set out in paragraph (c) below;
(b)All rights of Employee in this Agreement, including without limitation all rights to severance payments and other rights and benefits upon a termination with or without Just Cause, with or without Good Reason, upon a Disability or upon death or retirement under Article 3 of this Agreement shall continue after a Change of Control in the same manner as before the Change of Control, subject to the additional rights set out in paragraph (c) below;
(c)if,
(i)there is a deemed termination without Just Cause under Section 4.1(a); or
(ii)within twelve (12) months following the effective date of the Change of Control, EFI, or its Successor, terminates the employment of Employee without Just Cause or by reason of Disability, or Employee terminates his employment under this Agreement for Good Reason, then, in addition to the other rights Employee has under this Agreement, and notwithstanding any other provision in this Agreement, all of the stock options previously granted to Employee that have neither vested nor expired will automatically vest and become immediately exercisable, any period of restriction and other restrictions imposed on all RSUs shall lapse, and all RSUs shall be immediately settled and payable (or the shares issuable thereunder issued), the rights of Employee or his legal representative or estate as applicable upon termination in respect of any SARs previously granted to Employee shall be as set forth in the award agreement for any such SARs, and all other securities awarded shall vest and/or accelerate in accordance with Article 15 of the 2024 EFI Omnibus Equity Incentive Compensation Plan, as amended from time to time, or the comparable provisions of any other equity incentive plan under which such securities may have been issued. Employee will have ninety (90) days from the effective date of the termination of Employee’s employment to exercise any stock options which had vested as of the effective date of termination and thereafter Employee’s stock options will expire, and Employee will have no further right to exercise the stock options.
1.2Definitions of Change of Control and Good Reason. For the purposes of this Agreement,
(a)“Change of Control” will mean the happening of any of the following events:

(i)any transaction at any time and by whatever means pursuant to which (A) EFI goes out of existence by any means, except for any corporate transaction or reorganization in which the proportionate voting power among holders of securities of the entity resulting from such corporate transaction or reorganization is substantially the same as the proportionate voting power of such holders of EFI voting securities immediately prior to such corporate transaction or reorganization or (B) any Person (as defined in the Securities Act (Ontario)) or any group of two or more Persons acting jointly or in concert (other than EFI, a wholly-owned Subsidiary of EFI, an employee benefit plan of EFI or of any of its wholly-owned Subsidiaries (as defined in the Securities Act (Ontario)), including the trustee of any such plan acting as trustee) hereafter acquires the direct or indirect “beneficial ownership” (as defined by the Business Corporations Act (Ontario)) of, or acquires the right to exercise control or direction over, securities of EFI representing 50% or more of EFI’s then issued and outstanding securities in any manner whatsoever, including, without limitation, as a result of a take-over bid, an exchange of securities, an amalgamation of EFI with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;
(ii)the sale, assignment or other transfer of all or substantially all of the assets of EFI in one or a series of transactions, whether or not related, to a Person or any group of two or more Persons acting jointly or in concert, other than a wholly owned Subsidiary of EFI;
(iii)the dissolution or liquidation of EFI except in connection with the distribution of assets of EFI to one or more Persons which were wholly owned Subsidiaries of EFI immediately prior to such event;
(iv)the occurrence of a transaction requiring approval of EFI’s shareholders whereby EFI is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, arrangement or otherwise by any other Person (other than a short form amalgamation or exchange of securities with a wholly owned Subsidiary of EFI);
(v)a majority of the members of the Board of Directors of EFI are replaced or changed as a result of or in connection with any: (A) take-over bid, consolidation, merger, exchange of securities, amalgamation, arrangement, capital reorganization or any other business combination or reorganization involving or relating to EFI; (B) sale, assignment or other transfer of all or substantially all of the assets of EFI in one or a series of transactions, or any purchase of assets; or (C) dissolution or liquidation of EFI;
(vi)during any two-year period, a majority of the members of the Board of Directors of EFI serving at the date of this Agreement is replaced by directors who are not nominated and approved by the Board of Directors of EFI;
(vii)an event set forth in (i), (ii), (iii), (iv), (v) or (vi) has occurred with respect to EFRI or any of its direct or indirect parent companies, in which case the term “EFI” in those paragraphs will be read to mean “EFRI or such parent company” and the phrases “wholly-owned Subsidiary” and “wholly owned Subsidiaries” will be read to mean “Affiliate(s) or wholly-owned Subsidiary(ies)”; or
(viii)the Board of Directors of EFI passes a resolution to the effect that an event set forth in (i), (ii), (iii), (iv), (v), (vi) or (vii) above has occurred.

(b)“Good Reason” means, without the written agreement of Employee, there is:
(i)a material reduction or diminution in the level of responsibility, or office of Employee, provided that before any claim of material reduction or diminution of responsibility may be relied upon by Employee, Employee must have provided written notice to EFI’s Board of Directors of the alleged material reduction or diminution of responsibility and have given EFI at least thirty (30) calendar days within which to cure the alleged material reduction or diminution of responsibility;
(ii)a reduction in the Employee’s Base Salary, Target Cash Bonus Percentage, Target Equity Award Percentage or rights to participate in the Company’s Stock Appreciation Rights Plan;
(iii)a proposed, forced relocation of Employee to another geographic location greater than fifty (50) miles from Employee’s office location at the time a move is requested after a Change of Control; or
(iv)a substantial achievement of the Performance Goals by Executive, and no other substantial, good faith reason exists for not appointing Employee the Chief Executive Officer of the Company, and Employee is not appointed the Chief Executive Officer of the Company by April 30, 2026.
ARTICLE 5
CONFIDENTIALITY
1.1Confidentiality and Non-Solicitation Agreement. Employee has already signed the Confidentiality and Non-Solicitation Agreement that was attached as Exhibit C to his August 2025 Employment Agreement with the Company. That Confidentiality and Non-Solicitation Agreement is incorporated into this Employment Agreement by reference. For the avoidance of doubt, Employee is not required to execute the Confidentiality and Non-Solicitation Agreement as a condition of any renewal of this Agreement. Nothing in this Agreement is intended to or does limit the Company from requiring Employee to enter into agreements containing restrictive covenants, including confidential information, non-solicitation, and non-competition covenants, in the future.
ARTICLE 6
RESTRICTIONS ON COMPETITION
1.1Restrictions are Reasonable and Necessary. During Employee’s employment with the Company, Employee will have access to, develop, and use the Company’s trade secret information. As a result, Employee and the Company agree that the restrictions on competition set out in Sections 6.2, 6.3, and 6.4 are reasonable and necessary to protect the Company’s legitimate interest in protecting its trade secrets from use (including inadvertent and unintentional use) and disclosure.
1.2Duty of Loyalty. Employee agrees that, during the period of Employee’s employment with the Company, Employee owes the Company a duty of loyalty which prohibits Employee from taking any step on behalf of Employee or any other person or entity to compete with the Company. Employee further agrees that Employee owes the Company a fiduciary duty of care, which prevents Employee from diverting business opportunities away from the Company and from co-opting the Company’s business opportunities for personal profit or in order to benefit an unrelated entity during Employee’s employment with the Company.
1.3Covered Period. In this Agreement the “Covered Period” is defined as the period beginning on the Effective Date of this Agreement and continuing until twenty-four months after the termination of Employee’s termination of employment under this Agreement.
1.4Non-Competition. Employee and the Company agree that, in view of the very unique business circumstances of the Company, the following additional restrictions on Executive’s ability to compete with the Company during the Covered Period are reasonable and necessary to protect the Company’s legitimate interests in protecting its trade secrets.
(a)Agreement Not To Compete. During the Covered Period, given the worldwide nature of each of the Company’s businesses and of any Competitive Businesses, Employee will not, directly or indirectly, engage in any Competitive Activities anywhere within the world. The term “Competitive Activities” means (a) owning, managing, operating, joining, being a director of or otherwise controlling any Competitive Business, (b) participating in the ownership, management, operation or control of (other than as a holder of less than 5% of the shares of a public company) or Board of Directors of any Competitive Business, and (c) providing services comparable to those Employee performed hereunder, whether as an employee, independent contractor, consultant, volunteer, officer, director, member, manager, or creditor of any Competitive Business. For the purposes of this Agreement, a “Competitive Business” is any business in the uranium, rare earth from monazite or heavy minerals sand deposits or thorium- or radium-based targeted alpha therapy industries and any business that it intends to enter into the uranium, rare earths metals or alloy production and/or thorium- or radium-based targeted alpha therapy industries.
1.5Remedies for Breach of Restrictive Covenants. Employee acknowledges that in connection with Employee’s employment, he will receive or will become eligible to receive substantial benefits and compensation. Employee acknowledges that Employee’s employment by the Company and all compensation and benefits from such employment and work will be conferred by the Company upon Employee only because and on the condition of Employee’s willingness to commit Employee’s best efforts and loyalty to the Company, including protecting the Company’s Confidential Information and abiding by the restrictive covenants outlined in this Article 6. Employee agrees that his obligations set out in this Article 6 will not unduly restrict or curtail Employee’s legitimate efforts to earn a livelihood following any termination of his employment with the Company. Employee agrees that the restrictions contained in this Article 6 are reasonable and necessary and all defenses to the strict enforcement of these restrictions by the Company are waived by Employee. Employee further acknowledges that a breach or threatened breach by Employee of any of the provisions contained in this Article 6 would cause the Company irreparable harm which could not be adequately compensated in damages alone. Employee further acknowledges that it is essential to the effective enforcement of this Agreement that, in addition to any other remedies to which the Company may be entitled at law or in equity or otherwise, the Company will be entitled to seek and obtain, in a summary manner, from a court of competent jurisdiction, interim, interlocutory, preliminary, and permanent injunctive relief, specific performance, and other equitable remedies, without bond or other security being required. In addition to any other remedies to which the Company may be entitled at law or in equity or otherwise, in the event of a breach of any of the covenants or other obligations contained in this Agreement, the Company will be entitled to an accounting and repayment of all profits, compensation, royalties, commissions, remuneration or benefits which Employee directly or indirectly has realized or may realize relating to, arising out of or in connection with any such breach. Should a court of competent jurisdiction declare any of the covenants set out in this Article 6 unenforceable, the court shall be empowered and directed to modify and reform such covenants so as to provide relief reasonably necessary to protect the legitimate interests of the Company and to award injunctive relief, damages, or both to which the Company may be entitled. The remedies set out in this Agreement are in addition to other remedies that may be available at law and equity including, without limitation, remedies under the Universal Trade Secrets Act and the Federal Defend Trade Secrets Act.
ARTICLE 7
RIGHTS TO WORK PRODUCT
1.1Definitions. In this Agreement, the term “Work Product” means all things created or developed by Employee as a result of performing duties and tasks for the Company or in the course of Employee’s employment by the Company. Work Product includes, but is not limited to, images, video recordings, drawings, concepts, ideas, creative work(s), mock-ups, models, specifications, plans, strategies, drafts, writings, reports, and other tangible materials.
1.2Notification of Work Product. Employee agrees to inform the Company promptly of the full details of any invention, business or product information, discovery, concept or idea that Employee conceives, completes, reduces to practice or otherwise creates (whether alone or with others) during the Covered Period, and that: (a) relates, at the time of conception or reduction to practice, to the Company’s business or any of the Competitive Businesses; or (b) was developed in whole or in part on the Company time or with the use of the Company equipment, facilities, supplies, resources, materials, Confidential Information, or personnel; or (c) arises from or is suggested by any work Employee performs or was hired to perform for the Company (collectively, “Developments”). Developments include, but are not limited to, information regarding the use, operation, or development of any of the following: hardware and apparatus, instructions or procedures, research and development materials, copyrights, patents, trademarks, ideas, concepts, processes, techniques, know-how, manufacturing and/or assembly designs, devices, results of study, product development concepts and plans, trade secrets and methods, formulae, and computer programs, as well as any improvements and related knowledge. Developments shall be included in the definition of Confidential Information for purposes of this Agreement.
1.3Work Made for Hire. Each of Employee’s Work Products shall be deemed a “Work Made for Hire.” The Company shall own all right, title, and interest in and to Work Product and Developments, including any copyright and trademarks in the Development. Employee hereby assigns, transfers, and conveys to the Company all of Employee’s rights, title and interest in such Work Product. Upon request of the Company, Employee shall execute such additional documents as the Company may reasonably request confirming the Company’s ownership of copyrights, trademarks, and other rights or assigning said copyrights, trademarks, and other rights to the Company. Employee further agrees that if Company elects to file an application for patent protection on any Work Product or invention in which Employee is or was involved, Employee will execute all necessary documentation to effectuate the patent application, including formal assignments in favor of the Company. Employee will cooperate with attorneys and other persons designated by the Company and provide all cooperation reasonably required for the orderly prosecution of such patent application or to otherwise protect the Company’s interest in the Work Product. The Company will pay all reasonable expenses incurred for the preparation and prosecution of patent applications. The Company is not obligated to make additional payment to Employee for any actions Employee takes under this Article 7.
1.4Employee’s Representations. If, in the course of Employee’s employment by the Company, Employee incorporates into the Work Product an invention or other idea or product to which Employee owns the rights, the Company (and its Successors) is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, offer to sell, and sell such invention or other idea or product as part of or in connection with the Work Product.
1.5Post-Employment Use of Work Product. Both during Employee’s employment under this Agreement and continuing perpetually after Employee’s employment under this Agreement terminates, the Company shall have the right to modify, edit, revise, and alter the Work Product without the assistance or approval of Employee. Employee may not make modifications to the Work Product following the termination of this Agreement unless Employee first obtains written permission to do so from the Company’s Chief Executive Officer.
1.6Prior Inventions. Employee has already provided a list of discoveries, creative works, and inventions made by Employee while not employed by the Company and which, therefore, do not constitute Developments (“Prior Inventions”). This list of Prior Inventions was included as Exhibit D of Employee’s August 2025 Employment Agreement with the Company and is incorporated into this Agreement by reference. Any dispute or controversy regarding whether an invention is a Prior Invention shall be construed against Employee, Employee having had the opportunity to list all prior inventions. To the extent that any Prior Invention is used by Employee in the course of Employee’s employment under this Agreement, or is otherwise disclosed (other than solely through listing such Prior Inventions) or furnished to the Company, Employee shall be deemed to grant to the Company a non-exclusive, royalty-free, worldwide, perpetual, irrevocable, assignable, license to use, make, have made, reproduce, modify, improve, sell, and otherwise exploit such Prior Invention for any and all purposes.
ARTICLE 8
GENERAL PROVISIONS
1.1Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to conflict of laws principles.
1.2Assignability. This Agreement is personal to Employee and without the prior written consent of the Company shall not be assignable by Employee other than that Employee may assign Employee’s right to receive compensation under Article 2 and Article 3 after death by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives and heirs. This Agreement shall also inure to the benefit of and be binding upon the Company and its successors and assigns.
1.3Withholding. The Company may withhold from any amounts payable under this Agreement any amounts required by law or agreement including, without limitation, amounts authorized by Employee, federal, state, and local taxes, garnishments, and child support payments.
1.4Entire Agreement; Amendment. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement and understanding between Employee and the Company with respect to the subject matter hereof and, except as otherwise provided herein, supersedes any prior agreements or understandings, whether written or oral, with respect to the subject matter hereof, including without limitation all employment, severance or change of control agreements previously entered into between Employee and the Company. Except as may be otherwise provided herein, this Agreement may not be amended or modified except by subsequent written agreement executed by both parties hereto.
1.5Section 409A. This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) to the extent Section 409A is applicable to this Agreement. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered by the Company in a manner consistent with such intention and to avoid the pre-distribution inclusion in income of amounts deferred under this Agreement and the imposition of any additional tax or interest with respect thereto. Notwithstanding any other provision of this Agreement to the contrary, to the extent that any payment under this Agreement constitutes “nonqualified deferred compensation” under Section 409A, the following shall apply to the extent Section 409A is applicable to such payment:
(a)Any payable that is triggered upon the Employee’s termination of employment shall be paid only if such termination of employment constitutes a “separation from service” under Section 409A; and
(b)All expenses or other reimbursements paid pursuant to this Agreement that are taxable income to Employee shall be paid no later than the end of the calendar year next following the calendar year in which Employee incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (c) such payment shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense occurred. For purposes of Section 409A, Employee’s right to receive installment payments of any severance amount, if applicable, shall be treated as a right to receive a series of separate and distinct payments.
In the event that Employee is deemed on the date of termination to be a “specified employee” as defined in Section 409A, then with regard to any payment or the provision of any benefit that is subject to Section 409A and is payable on account of a separation from service (as defined in Section 409A), such payment or benefit shall be delayed for until the earlier of (a) the first business day of the seventh (7th) calendar month following such termination of employment, or (b) Employee’s death. Any payments delayed by reason of the prior sentence shall be paid in a single lump sum, without interest thereon, on the date indicated by the previous sentence and any remaining payments due under this Agreement shall be paid as otherwise provided herein.
1.6Multiple Counterparts; Electronic Signatures. This Agreement may be executed electronically or in pen-and-ink and in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same Agreement.
1.7Notices. Any notices provided for in this Agreement shall be deemed delivered upon deposit in the United States mail, postage prepaid and marked for registered or certified mail, addressed to the Party to whom directed at the addresses set forth below or at such other addresses as may be substituted therefor by notice given hereunder. Notice given by any other means must be in writing and shall be deemed delivered only upon actual receipt.
If to the Company:
c/o Energy Fuels Resources (USA) Inc.
225 Union Blvd., Suite 600
Lakewood, CO 80228
Attention: President and Chief Executive Officer of Energy Fuels Inc.

If to Employee to either the address listed below or, if Employee provides an updated mailing address to the Company’s Human Resources department, to that updated address:

Ross R. Bhappu
[Address Redacted]

1.8Waiver. The waiver of any term or condition of this Agreement, or any breach thereof, shall not be deemed to constitute the waiver of the same or any other term or condition of this Agreement, or any breach thereof.
1.9Severability. In the event any provision of this Agreement is found to be unenforceable or invalid, such provision shall be severable from this Agreement and shall not affect the enforceability or validity of any other provision of this Agreement. If any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other that would render the provision valid, then the provision shall have the construction that renders it valid.
1.10Arbitration of Disputes. Except for disputes and controversies arising under Article 6 or involving equitable or injunctive relief, any dispute or controversy arising under or in connection with this Agreement shall be conducted in accordance with the Colorado Rules of Civil Procedure and, unless the parties mutually agree on an arbitrator shall be arbitrated by striking from a list of potential arbitrators provided by the Judicial Arbiter Group in Denver, Colorado. If the Parties are unable to agree on an arbitrator, the arbitrator will be selected from a list of seven (7) potential arbitrators provided by the Judicial Arbiter Group in Denver. The Company and Employee will flip a coin to determine who will make the first strike. The parties will then alternate striking from the list until there is one arbitrator remaining, who will be the selected arbitrator. Unless the parties otherwise agree and subject to the availability of the arbitrator, the arbitration will be heard within sixty (60) days following the appointment, and the decision of the arbitrator shall be binding on Employee and the Company and will not be subject to appeal. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
1.11Currency. Except as expressly provided in this Agreement, all amounts in this Agreement are stated and shall be paid in United States dollars ($US).
1.12Company’s Maximum Obligations. The compensation set out in this Agreement represents the Company’s maximum obligations, and other than as set out herein, Employee will not be entitled to any other compensation, rights or benefits in connection with Employee’s employment or the termination of Employee’s employment.
1.13Full Payment; No Mitigation Obligation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Employee.
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    IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the Effective Date.

ENERGY FUELS INC.

By:	/s/ Bruce D. Hansen
Name:	Bruce D. Hansen
Title:	Chairman of the Board
Date:	May 5, 2026

ENERGY FUELS RESOURCES (USA) INC.

By:	/s/ Nathan M. Longenecker
Name:	Nathan M. Longenecker
Title:	Senior VP and General Counsel
Date:	May 5, 2026

EMPLOYEE

/s/ Ross R. Bhappu
Name:	Ross R. Bhappu
Date:	May 5, 2026

EXECUTION VERSION
EXHIBIT A
JOB DESCRIPTION
1.Employee will discharge the responsibilities and exercise the authority expected of a President and Chief Executive Officer of a public mining company. More specifically, in addition to exercising general control of and supervision over the Company’s affairs, the following are the responsibilities of the President and Chief Executive Officer: Foster a corporate culture that promotes ethical practices, encourages individual integrity and fulfills social responsibility;
2.Maintain a positive and ethical work climate that is conducive to attracting, retaining and motivating a diverse group of top-quality employees at all levels;
3.Develop and recommend to the Board a long-term strategy and vision for the Company that leads to the creation of shareholder value;
4.Develop and recommend to the Board annual business plans and budgets that support the Company’s long-term strategy;
5.Determine and implement the appropriate use of technology;
6.Develop and recommend to the Board the allocation of capital necessary to achieve the Company’s business plan;
7.Ensure that the day-to-day business affairs of the Company within the corporate functions that are the Employee’s focus are appropriately managed, including evaluation of operating performance and initiating appropriate action where required;
8.Consistently strive to achieve the Company’s financial and operating goals and objectives;
9.Ensure fair presentation of the financial condition of the Company in continuous disclosure documents, and oversight and assessment of internal and disclosure controls of the Company;
10.Ensure that the Company builds and maintains a strong positive relationship with its investors;
11.Ensure that the Company achieves and maintains a competitive position within the industry;
12.Ensure that the Company builds and maintains a strong positive relationship with its employees;
13.Ensure that the Company has an effective management team and an active plan for their development and succession within the specific corporate functions that are the Employee’s focus;
14.Formulate and oversee the implementation of major corporate policies;
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15.Ensure compliance with the Company’s Corporate Disclosure Policy, Environment, Health and Safety and Sustainability Policy and other policies;
16.Build and maintain strong relationships with the corporate and public community; and
17.Ensure management support for Board Committees.
Employee shall report to the Board of Directors of EFI.
This position will be located in the Lakewood office with frequent travel as required.
Performance is to be based on Board-approved Performance Goals pursuant to EFI’s STIP and LTIP, which will be evaluated once per year.

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